Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is entered into as of June 14, 2016 (the “Effective Date”), between Peter R. Knitzer (“Executive”) and Regional Management Corp., a Delaware corporation (the “Corporation”).

RECITALS

A. The Corporation believes that the future growth, profitability and success of the business of the Corporation will be significantly enhanced by the employment of Executive as Chief Executive Officer of the Corporation.

B. The Corporation desires to provide Executive with appropriate incentives and rewards related to the performance by Executive and to encourage the employment of Executive in the service of the Corporation, and Executive desires to accept such employment, on the terms and conditions of this Agreement, from and after the date of this Agreement.

C. The Corporation and Executive desire to enter into an employment agreement, as evidenced in this Agreement, to reflect the terms of Executive’s employment.

Now, therefore, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following respective meanings when used in this Agreement with initial capital letters:

(a) “Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the respective meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will also include such Person’s grandparents, any descendants of such Person’s grandparents, the grandparents of such Person’s spouse and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

(b) “Agreement”: as defined in the introductory paragraph.

(c) “Annual Bonus”: as defined in Section 2.4(b).

(d) “Annual Incentive Plan”: the Annual Incentive Plan of the Corporation or any successor plan thereto, as amended and/or restated.

(e) “Average Bonus”: the average of the Annual Bonus paid to Executive for each of the three fiscal years preceding the year in which Executive’s Termination Date occurs (or the average of such lesser number of full fiscal year periods that Executive is employed if less than three full fiscal years prior to the Termination Date); provided that, if Executive’s employment terminates before December 31, 2017, then the Average Bonus shall equal the Target Bonus.

(f) “Board”: the Board of Directors of the Corporation.

(g) “Business”: the business of providing installment, automobile purchase and retail purchase loans and related payment protection insurance to consumers, and “Business Services” means the services related to the Business.

(h) “Cause”: (i) the willful or grossly negligent material failure by Executive to perform his duties hereunder (other than arising due to Executive’s Disability); (ii) the conviction of Executive, or the entering into a plea bargain or plea of nolo contendere by Executive, of any felony, or of a misdemeanor involving the unlawful theft or conversion of substantial monies or other property or any fraud or embezzlement offense; (iii) personally or on behalf of another Person, willfully receiving a benefit relating to the Corporation or its Subsidiaries or its funds, properties, opportunities or other assets in violation of applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the willful or grossly negligent failure by Executive to comply substantially with any lawful written policy of the Corporation or its Subsidiaries that materially interferes with his ability to discharge his duties, responsibilities or obligations under this Agreement; (v) the knowing misstatement by Executive of the financial records of the Corporation or its Subsidiaries or complicit actions in respect thereof; (vi) the material breach by Executive of any of the terms of this Agreement; (vii) Executive’s habitual drunkenness or substance abuse that interferes with his ability to discharge his duties, responsibilities or obligations under this Agreement; (viii) the knowing failure to disclose material financial or other information to the Board; or (ix) Executive’s engagement in conduct that results in Executive’s obligation to reimburse the Corporation for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Corporation’s securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws, rules or regulations, but, in each case for clauses (i) through (ix) herein, only if (1) Executive has been provided with written notice of any assertion that there is a basis for termination for Cause, which notice shall specify in reasonable detail specific facts regarding any such assertion, and in the case of non-willful behavior under clauses (i), (iii), (iv) or (vi), Executive has failed to cure within 30 days of written notice to Executive, (2) such written notice is provided to Executive a reasonable time before the Board meets to consider any possible termination for Cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to Executive and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate Executive for Cause is duly adopted by a vote of a majority of the entire Board of the Corporation at a meeting of the Board called and held and (5) Executive is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by Executive shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Corporation. Notwithstanding the provisions of this Section 1.1(h), “Cause” will not be deemed to have occurred solely as a result of Executive’s failure to follow any Corporation policy or any Corporation instruction to Executive that would permit Executive to terminate this Agreement under Section 2.7(a) because such policy or instruction constitutes Good Reason.

(i) “Commencement Date”: as defined in Section 2.1.

(j) “Compensation Committee”: Compensation Committee of the Board.

(k) “Confidential Information”: as defined in Section 3.2.

(l) “Corporation”: as defined in the introductory paragraph.

(m) “Corporation Employee”: as defined in Section 3.5.

(n) “Corporation IP”: as defined in Section 3.1(a).

(o) “Disability”: a physical or mental incapacity as a result of which Executive becomes unable to continue to perform fully his material duties hereunder for 90 consecutive calendar days or for shorter periods aggregating 90 or more days in any 12-month period or upon the determination by a licensed physician mutually selected by Executive and the Corporation (with the Corporation responsible for any expenses related thereto) that Executive will be unable to return to work and perform his material duties on a full-time basis within 90 calendar days following the date of such determination on account of mental or physical incapacity; provided, that, if Executive and the Corporation cannot agree upon a mutually acceptable licensed physician, then the determination of whether a “Disability” has occurred shall be made by the majority vote of a panel of three licensed physicians, with one physician selected by Executive, one physician selected by the Corporation and the third physician mutually agreed upon by the two physicians selected by Executive and the Corporation respectively (with each party responsible for his or its related expenses and the parties being equally responsible for the expenses related to the services of the third physician).

(p) “Effective Date”: as defined in the introductory paragraph.

(q) “Executive”: as defined in the introductory paragraph.

(r) “Employment Period”: as defined in Section 2.1.

(s) “Estate”: as defined in Section 2.7(d).

(t) “Good Reason”: the termination of Executive’s employment by Executive which is due to (i) a material diminution of Executive’s responsibilities, position (as Chief Executive Officer of the Corporation, its successor or ultimate parent entity), office, title, reporting relationships or working conditions, authority or duties, or the assignment to Executive of titles, authority, duties or responsibilities that are materially inconsistent with this Agreement and are a material diminution from his title and position as Chief Executive Officer of the Corporation; or (ii) a material adverse change in the terms or status (including a reduction of the Employment Period) of this Agreement; (iii) a material reduction in Executive’s compensation package provided herein, including Salary, Target Bonus, bonus opportunities or equity award opportunities (other than a reduction in bonus opportunities or equity award opportunities that applies to senior executive officers of the Corporation generally or that is due, in the discretion of the Board or the Compensation Committee, to the failure to attain performance or other business objectives, and subject in all cases to the discretion of the Compensation Committee and other terms of Section 2.4(d) herein); or (iv) an actual relocation of the Corporation’s principal office (A) from Greenville, South Carolina, if Executive’s principal residence was established in Greenville, South Carolina prior thereto, or (B) from Greenville, South Carolina to any location outside of the contiguous United States or west of Dallas, Texas, if Executive’s principal residence was not established in Greenville, South Carolina prior thereto, and in each case of clauses (i) through (iv) herein, without the written consent of Executive. Notwithstanding the preceding, for any of the foregoing events to constitute Good Reason, Executive must provide written notification of his intention to resign for Good Reason within 30 days after Executive knows or has reason to know of the occurrence of any such event, and the Corporation shall have 30 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Corporation, such event shall no longer constitute Good Reason.

(u) “Loan Source”: as defined in Section 3.4(a).

(v) “Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock corporation, a joint venture, an unincorporated organization or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(w) “Salary”: as defined in Section 2.4(a).

(x) “Severance Period”: as defined in Section 2.7(a).

(y) “Subsidiary”: with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

(z) “Target Bonus”: as defined in 2.4(b).

(aa) “Termination Date”: as defined in Section 2.1.

II. TERMS OF EMPLOYMENT

2.1 Employment Period. The Corporation shall employ Executive, and Executive accepts employment with the Corporation, upon the terms and conditions set forth in this Agreement for the period beginning on Executive’s date of commencement of employment, which date shall be on or before August 1, 2016 (the “Commencement Date”). The term of the Agreement shall commence on the Commencement Date, and the Agreement will terminate on the third anniversary of the Commencement Date, unless sooner terminated in accordance with Section 2.7. The term of this Agreement as determined under the preceding sentence is referred to herein as the “Employment Period,” and the date on which Executive’s employment terminates is referred to herein as the “Termination Date.”

2.2 Duties During Employment Period. Executive will be an employee of, and serve as the Chief Executive Officer of, the Corporation and will report directly to the Executive Chairman of the Board or the Board, as determined from time to time by the Board. In such capacity, Executive will perform such duties and exercise such powers that are consistent with the position of Chief Executive Officer in accordance with the amended and restated bylaws of the Corporation and as are assigned to Executive by the Board. Executive agrees that to the best of his ability and experience he shall at all times conscientiously perform all of his duties and obligations under the terms of this Agreement.

2.3 Activities During Employment Period.

(a) Executive will devote all of his full business time, energy, ability, attention and skill to his employment hereunder and to the Business of the Corporation and, absent the prior written approval of the Board, which approval shall not be unreasonably withheld, Executive will not engage in any business activity, whether as an employee, investor, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Executive agrees to comply with all lawful rules and policies established by the Corporation and its Subsidiaries throughout the Employment Period.

(b) Provided that the following activities do not interfere with Executive’s duties and responsibilities as Chief Executive Officer of the Corporation, Executive may (i) engage in charitable and community affairs, trade activities and trade organizations, and teach and/or lecture, so long as such activities are consistent with his duties and responsibilities under this Agreement, (ii) manage his personal investments, and (iii) serve on the boards of directors of other companies with the Board’s prior written consent (which will not be unreasonably withheld).

(c) Executive will act in accordance with laws, ordinances, regulations, professional standards or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

2.4 Compensation.

(a) Salary. For Executive’s services under this Agreement, the Corporation will pay to Executive an annualized base salary (“Salary”) of $530,000 (prorated for 2016 and any other partial year based on a fraction, the numerator of which shall be the number of days employed in such year and the denominator of which shall be 365 (or 366 in a leap year)). The Board or the Compensation Committee may review the amount of Salary from time to time and may adjust Salary upwards after any such review, with any such upward adjustments effective as of the dates determined by the Board or the Compensation Committee. Executive’s Salary will be payable to Executive periodically in accordance with the normal practices of the Corporation.

(b) Annual Bonus. For each calendar year during the Employment Period, Executive shall be eligible for participation in the Annual Incentive Plan with a target bonus thereunder equal to no less than one hundred percent (100%) of Executive’s Salary in effect at the beginning of the calendar year (the “Target Bonus”) and which will be prorated for 2016 and any other partial year based on a fraction, the numerator of which shall be the number of days employed in such partial year and the denominator of which shall be 365 (or 366 in a leap year). The Compensation Committee shall establish and communicate to Executive performance criteria for the Corporation and/or Executive and one or more formula(s) for determining the annual bonus, if any, earned by Executive under the Annual Incentive Plan (the “Annual Bonus”) for each calendar year. Unless otherwise addressed in Section 2.7, if Executive is employed by the Corporation in good standing on the last day of the applicable calendar year, Executive will be entitled to receive an Annual Bonus for such year in an amount determined in accordance with such formula(s) set by the Compensation Committee based on the actual performance of the Corporation and/or Executive relative to the performance criteria established by the Compensation Committee for that year. Any Annual Bonus due to Executive pursuant to this Section 2.4(b) shall be paid in cash in a lump sum no later than March 14 of the calendar year following the calendar year during which Executive’s right to the Annual Bonus vests (or otherwise in a manner compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). Unless otherwise addressed under Section 2.7, Annual Bonus entitlement vests and is fully payable if Executive is employed by the Corporation on the last day of the applicable calendar year, even if Executive is no longer employed at the time the Annual Bonus is scheduled to be paid.

(c) Equity Compensation.

(i) Nonqualified Stock Option. The Corporation shall grant to Executive a nonqualified stock option to purchase such number of shares of the Corporation’s common stock as may be determined by dividing $950,000 by the fair value of each option share (calculated on or as close in time as practicable to the grant date in accordance with GAAP using the Black-Scholes option pricing model), at an exercise price per share equal to the fair market value per share of the Corporation’s common stock on the grant date, which grant date shall be a date determined by the Compensation Committee to occur on or as soon as practicable after the Commencement Date. The option shall vest with respect to (A) twenty percent (20%) of the number of shares subject to the option on December 31, 2016, (B) forty percent (40%) of the number of shares subject to the option on December 31, 2017 and (C) forty percent (40%) of the number of shares subject to the option on December 31, 2018, so long as Executive’s employment continues from the grant date until the applicable vesting date or as otherwise provided in the applicable award agreement. The term of the option will be ten years from the grant date, subject to earlier termination in the event Executive’s employment terminates. The option shall be subject to the terms of Corporation’s 2015 Long-Term Incentive Plan, as it may be amended and/or restated (the “2015 Plan”), or any successor or other applicable plan or arrangement (the 2015 Plan and such other plans or arrangements collectively, the “Stock Plan”), and applicable nonqualified stock option award agreement in form acceptable to the Compensation Committee.

(ii) Performance-Contingent Restricted Stock Unit (“RSU”) Award. Subject to Executive’s continued employment from the Commencement Date until the grant date and the availability of sufficient shares of the Corporation’s common stock under the 2015 Plan, the Corporation shall grant to Executive an RSU award at the time the Corporation makes its long-term incentive awards for 2017 to other members of senior management. The number of shares subject to the RSU shall be determined by dividing $950,000 by the closing price of the Corporation’s common stock on or as close in time as practicable to the grant date. The RSU award will be eligible for vesting on December 31, 2019, based upon the achievement, if at all, of performance criteria established by the Compensation Committee and Executive’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The RSU award (including the distribution of any shares of the Corporation’s common stock issuable pursuant thereto) shall be subject to the terms of the Stock Plan and applicable restricted stock unit agreement in form acceptable to the Compensation Committee.

(iii) Cash-Settled Performance Unit Award (“Performance Unit Award”). Subject to Executive’s continued employment from the Commencement Date until the grant date, the Corporation shall grant to Executive a Performance Unit Award at the time the Corporation makes its annual long-term incentive awards for 2017 to other members of senior management. The Performance Unit Award shall be eligible for vesting on December 31, 2019, if and to the extent the performance criteria established by the Compensation Committee are met and subject to Executive’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The target cash settlement value of the Performance Unit Award at vesting shall be equal to $950,000. The Performance Unit Award shall be subject to the terms of the Stock Plan and applicable performance unit award agreement in form acceptable to the Compensation Committee.

(iv) Commencing in 2018, and subject to Section 2.4(d) herein and Executive’s continued employment, Executive shall be eligible to participate in and receive equity and/or equity-based awards under the Stock Plan in the sole discretion of the Board or the Compensation Committee. Any such equity awards described herein shall be subject to the terms of the Stock Plan and applicable equity award agreements in form acceptable to the Compensation Committee and such other terms as may be established by the Compensation Committee.

(d) Future Compensation Opportunities. Commencing in 2018, and for the remainder of the Employment Period, the Corporation undertakes and agrees to provide Executive with an annual Base Salary, cash incentive compensation opportunity and equity incentive compensation opportunity of no less than $3,000,000 in the aggregate (prorated for any partial year); provided, however, that (i) Executive’s Base Salary shall be subject to the provisions of Section 2.4(a) herein, (ii) the Compensation Committee shall have sole discretion to determine any allocation between cash incentive opportunities and equity incentive opportunities, (iii) such cash incentive opportunities and equity incentive opportunities shall be subject to the terms of the applicable Corporation plan and any related award agreement, including any performance or multi-year service criteria established by the Compensation Committee under any such plan or award agreement, and (iv) the Compensation Committee shall have sole discretion to determine if and to the extent that any such equity incentive opportunities and/or cash incentive opportunities are deemed earned and payable based on the attainment of performance criteria and such other terms and conditions as may be established by the Compensation Committee (including, without limitation, multi-year vesting requirements if applicable under any such plan or award agreement and so determined by the Compensation Committee).

2.5 Benefits.

(a) Benefit Plans. Except as otherwise addressed in this Section 2.5, during the Employment Period, Executive shall be entitled to participate in all pension, medical, retirement and other benefit plans and programs generally available to the Corporation’s other employees, provided that Executive meets all eligibility requirements under those plans and programs. Executive shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Corporation’s right to amend or terminate the plans and programs at any time and without advance notice to the participants. Notwithstanding the foregoing, Executive will not during the Employment Period be entitled to participate in any severance pay plan of the Corporation. Executive’s severance benefits are to be solely as set forth in Section 2.7.

(b) Vacation; Leave. Executive shall be entitled to paid vacation time of not less than 25 business days for each calendar year of the Employment Period (prorated for 2016 and any other partial year, based on a fraction, the numerator of which shall be the number of days employed in such partial year and the denominator of which shall be 365 (or 366 in a leap year)). Executive shall also be entitled to all paid holidays and to reasonable personal and sick leave in accordance with the policies of the Corporation applicable to its executive management. Unused vacation and personal and/or sick leave may not be carried over by Executive from one calendar year to the next. Notwithstanding the foregoing, such vacation, holidays and personal and/or sick leave shall not accrue as a monetary liability of the Corporation.

(c) Expenses; Reimbursements. Subject to compliance with the Corporation’s policies as from time to time in effect regarding the incurrence, substantiation, verification and reimbursement of business expenses, the Corporation will pay or reimburse Executive for all reasonable expenses incurred in connection with the performance of Executive’s duties hereunder or for promoting, pursuing or otherwise furthering the Business of the Corporation, including Executive’s reasonable expenses for travel (including reasonable expenses associated with Executive’s travel to and from his residence to the Corporation’s headquarters in Greenville, South Carolina), entertainment and similar items. Executive acknowledges and agrees that the provisions of Section 2.5(d) below provide the exclusive reimbursement terms for Executive’s use of any personal vehicles in connection with the performance of his duties as an employee of the Corporation. All expenses eligible for reimbursements in connection with Executive’s employment with the Corporation must be incurred by Executive during the term of employment or service to the Corporation and must be in accordance with the Corporation’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

(d) Mileage Reimbursement; Use of Cell Phone. The Corporation will, in accordance with the Corporation’s general personal vehicle use reimbursement policy (and consistent with the provisions of Section 2.5(c) herein), reimburse Executive an amount equal to $0.50 (or such higher amount as may apply pursuant to the Corporation’s mileage reimbursement policy as it may be in effect from time to time) for each mile he drives a personal car in connection with the performance of his duties as an employee of the Corporation. The Corporation will provide Executive with a cell phone (including monthly service fees), the reasonable costs of which shall be paid by the Corporation directly to the service provider.

2.6 Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings previously authorized by Executive or required by law. Executive will be responsible for any and all taxes resulting from the benefits provided hereunder.

2.7 Termination.

(a) Termination by the Corporation without Cause or by Executive for Good Reason. The Corporation may terminate Executive’s employment hereunder without Cause at any time,

upon 30 calendar days’ written notice to Executive. Executive may terminate Executive’s employment hereunder for Good Reason upon 30 calendar days’ written notice to the Corporation. The Corporation may elect to pay to Executive his portion of Salary for the notice period in lieu of permitting Executive to continue working. If Executive is terminated by the Corporation without Cause, or if Executive terminates his employment for Good Reason, the Corporation will pay to Executive (i) accrued but unpaid Salary through the Termination Date, (ii) two times Executive’s Salary in effect on the Termination Date to be paid over a period of twenty-four (24) months from and after the Termination Date (such 24-month period, the “Severance Period”), (iii) two times Executive’s Average Bonus as determined as of the Termination Date, to be paid over the Severance Period, (iv) a pro-rata portion of the Annual Bonus for the year in which Executive’s Termination Date occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Executive was employed by the Corporation), plus, if Executive’s termination occurs after year end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year and (v) COBRA premiums as described in Section 2.7(f). Such Salary and Average Bonus will be paid as and at such times as Executive would have otherwise received his Salary had he remained an employee of the Corporation (that is, in accordance with Corporation payroll practices), subject to execution of an irrevocable release as provided in Section 4.18 and provided that such Salary and Average Bonus shall be paid commencing with the first payroll date that occurs on or after 45 calendar days following the Termination Date. Such Annual Bonus will be paid as and at such time as Executive would have otherwise received his Annual Bonus had he remained an employee of the Corporation, subject to execution of an irrevocable release as provided in Section 4.18. In addition, under the foregoing circumstances, the Corporation will pay to Executive all unreimbursed expenses incurred by Executive prior to such termination for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Further, during the Severance Period, the Corporation shall pay reasonable outplacement service expenses of Executive in an amount not to exceed $25,000 per year. The payments to be made in accordance with this Section 2.7(a) will constitute liquidated damages and Executive will not be entitled to any other compensation from the Corporation under this Agreement or otherwise except as provided in this Section 2.7(a). Further, the Corporation’s obligation to make any payments under this Section 2.7(a), except for accrued but unpaid Salary through the Termination Date, any Annual Bonus that was previously earned but unpaid as of the Termination Date and reimbursement of unreimbursed expenses, is contingent upon Executive’s compliance with Article III herein, and Executive and the Corporation agree that the Corporation shall have the right, in addition to any other rights of the Corporation, to terminate or suspend such payments in the event of Executive’s breach of Article III herein. This Agreement in all other respects will terminate on the Termination Date, except as otherwise provided in this Agreement.

(b) Termination by the Corporation for Cause. The Corporation will have the right to terminate Executive’s employment hereunder for Cause upon written notice to Executive and Executive’s failure to cure during any applicable cure period as set forth in this Agreement. If Executive’s employment is terminated for Cause, the Corporation will pay to Executive (i) accrued but unpaid Salary through the Termination Date (payable 45 calendar days after the Termination Date) and (ii) all unreimbursed expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Upon termination of Executive’s employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b) or as required by applicable law, the Corporation will have no additional obligations to Executive hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate as of the Termination Date.

(c) Voluntary Termination by Executive. If Executive voluntarily terminates his employment, the Corporation will pay to Executive (i) accrued but unpaid Salary through the Termination Date, (ii) if Executive’s termination occurs after year end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year (payable in the case of (i) and (ii) 45 calendar days after the Termination Date) and (iii) all expenses incurred by Executive prior to the Termination Date for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Upon termination of Executive’s employment pursuant to this Section 2.7(c), except for the payments required by this Section 2.7(c) or as required by applicable law, the Corporation will have no additional obligations to Executive hereunder or otherwise, and, except as otherwise provided in this Agreement, this Agreement will terminate.

(d) Termination by Death of Executive. If Executive dies during the Employment Period, the Corporation will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive (as the case may be, the “Estate”) the sum of (i) accrued but unpaid Salary earned prior to Executive’s death, (ii) expenses incurred by Executive prior to his death for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c), and (iii) a pro-rata portion of the Annual Bonus for the year in which Executive’s death occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the death occurs and pro-rating such amount by the portion of such year Executive was employed by the Corporation), plus, if Executive’s death occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year. The payments described in clauses (i) and (ii) in the preceding sentence will be made within 45 calendar days following the date of Executive’s death. Any Annual Bonus will be paid as and at such times as Executive would have otherwise received his Annual Bonus had he remained an employee of the Corporation. This Agreement in all other respects will terminate upon the death of Executive and all rights of Executive and his heirs, legatees, descendants, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(e) Termination for Disability. The Corporation will have the right to terminate Executive’s employment hereunder at any time upon the Disability of Executive during the Employment Period. If Executive’s employment is terminated because of Executive’s Disability, the Corporation will pay to Executive an amount equal to Executive’s Salary in effect on the Termination Date and Average Bonus (determined as of the Termination Date) for the Severance Period (that is, two times Salary and Average Bonus); provided, however, that such payment of Salary and Average Bonus will be reduced by the amount of any disability benefits paid to Executive pursuant to any disability insurance, plan or policy then in effect by the Corporation applicable to Executive. Such Salary and Average Bonus will be paid to Executive as and at such times as Executive would have otherwise received his Salary had he remained an employee of the Corporation (that is, in accordance with Corporation payroll practices). In addition, the Corporation will pay to Executive the sum of (i) accrued but unpaid Salary prior to Executive’s Disability, (ii) all expenses incurred by Executive prior to his termination due to Disability for which Executive is entitled to reimbursement pursuant to and in accordance with Section 2.5(c) and (iii) a pro-rata portion of the Annual Bonus for the year in which Executive’s termination due to Disability occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which Executive’s termination due to Disability occurs and pro-rating such amount by the portion of such year Executive was employed by the Corporation), plus, if Executive’s termination due to Disability occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year. The payments described in clauses (i) and (ii) in the preceding sentence will be made within 45 calendar days following the date of Executive’s termination of employment due to Disability. Any Annual Bonus will be paid as and at such times as Executive would have otherwise received his Annual Bonus had he remained an employee of the Corporation. During the Severance Period, the Corporation also shall pay reasonable outplacement service expenses of Executive in an amount not to exceed $25,000 per year. Further, the Corporation’s obligation to make any payments under this Section 2.7(e), except for accrued but unpaid Salary through the Termination Date, any Annual Bonus that was previously earned but unpaid as of the Termination Date and reimbursement of unreimbursed expenses, is contingent upon Executive’s compliance with Article III herein, and Executive and the Corporation agree that the Corporation shall have the right, in addition to any other rights of the Corporation, to terminate or suspend such payments in the event of Executive’s breach of Article III herein. This Agreement in all other respects will terminate upon the termination of Executive’s employment due to Disability, except as otherwise provided in this Agreement.

(f) Payment of COBRA Premiums; No Effect on Vested and Accrued Benefits. During the Severance Period and provided that Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for himself and his dependents for continuation coverage under the Corporation’s group medical plan; provided, however, that if at any time during the Severance Period Executive becomes eligible to receive health insurance from a subsequent employer or is no longer eligible to receive COBRA continuation coverage under the Corporation’s group medical plan, the Corporation’s obligation to continue to reimburse Executive for his COBRA premium payments shall terminate immediately. Such reimbursement shall be paid to Executive on the 20th day of the month immediately following the month in which Executive timely remits the required COBRA premium payment. Notwithstanding anything to the contrary herein and subject to the terms of any benefit plan or program of the Corporation, no termination of Executive’s employment with the Corporation shall in any manner whatsoever result in any termination, curtailment, reduction or cessation of any vested benefits or other entitlements to which Executive is entitled under the terms of any such benefit plan or program of the Corporation in respect of which Executive is a participant as of the Termination Date.

(g) No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 2.7, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain, except as specifically provided in this Section 2.7. Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits payable under this Section 2.7 shall be reduced by any other compensation and benefits payable under any severance or change-in-control plan, program, policy or arrangement of the Corporation in which Executive is a participant and under which he has actually and previously received compensation and/or benefits.

III. COVENANTS

3.1 Patents, Inventions and Other Intellectual Property.

(a) If at any time during the Employment Period or prior thereto at any time that Executive was an employee, agent, director or officer of or consultant to the Corporation or its Subsidiaries, Executive, whether alone or with any other Person, makes, discovers, produces, conceives or first reduces to practice any invention, process, development, design or improvement that relates to, affects, or, in the opinion of the Board, is capable of being used or adapted for use in or in connection with the Business or any product, process or intellectual property right of the Corporation or its Subsidiaries, (i) Executive acknowledges and agrees that such invention, process, development, design or improvement (collectively, “Corporation IP”) will be the sole property of the Corporation or such Subsidiaries, as appropriate, and is hereby irrevocably assigned by Executive to the Corporation or such Subsidiaries, as appropriate, and (ii) Executive will immediately disclose in confidence all Corporation IP to the Corporation in writing. The Corporation shall have the right to use all such Corporation IP, whether original or derivative, in any matter it chooses without any related royalty, licensure or other obligation. Executive acknowledges that all such Corporation IP shall be considered as “work made for hire” as provided under the United States Copyright Act, 17 U.S.C. Section 101, et seq., and shall belong exclusively to the Corporation. Executive agrees further that in the event that any Corporation IP should be deemed not to be work made for hire belonging exclusively to the Corporation, he shall promptly assign and transfer such Corporation IP to the Corporation so that the Corporation shall be, in fact, the exclusive owner.

(b) Executive will, if and when reasonably required to do so by the Corporation (whether during the Employment Period or thereafter), at the Corporation’s expense and, if after the expiration of the Employment Period, subject to Executive’s availability and reimbursement by the Corporation of Executive’s reasonable out-of-pocket expenses and payment to Executive of a reasonable per diem to compensate Executive for time spent in connection therewith: (i) apply, or join with the Corporation or a Subsidiary thereof, as appropriate, in applying, for patents or other protection in any jurisdiction in the world for any Corporation IP; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, that are necessary or, in the opinion of the Corporation, advisable for vesting such patents or other protection in the name of the Corporation or a Subsidiary thereof or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Corporation, a Subsidiary thereof or its nominees; and (iii) assist in defending any proceedings relating to, or any application for, such patents or other protection.

(c) Executive irrevocably appoints the Corporation as his attorney in his name (with full power of substitution and resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3.1.

3.2 Confidentiality.

(a) Executive acknowledges that during the Employment Period and prior thereto when he was an employee, agent, director, or officer of or consultant to the Corporation, Executive has been given and will continue to have, in connection with the conduct of the Business, access and exposure to trade secrets and other confidential information in written, oral, electronic and other form regarding the Corporation and its Subsidiaries, and their respective Affiliates, businesses, operations, equipment, products and employees (“Confidential Information”), including, but not limited to:

(i) the identities of customers and key accounts and relationships and potential customers and key accounts and relationships, including, without limitation, the identity of customers and key accounts and potential customers and key accounts cultivated or maintained by Executive while providing services at the Corporation or its Subsidiaries, or that Executive cultivates or maintains while providing services at the Corporation or its Subsidiaries using the Corporation’s (or its Subsidiaries’) products, name and infrastructure, and the identities of contact persons at those customers and key accounts and potential customers and key accounts, as well as other such confidential information related to the Business to which Executive is exposed during the course of his employment or service;

(ii) the particular preferences, likes, dislikes and needs of those customers and key accounts and relationships, and potential customers and key accounts and contact persons with respect to service types, financing terms, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;

(iii) the business methods, practices, strategies, forecasts, pricing, and marketing techniques;

(iv) the identities of brokers, licensors, vendors and other suppliers and the identities of contact persons at such brokers, licensors, vendors and other suppliers;

(v) the identities of key sales representatives and personnel and other employees;

(vi) advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, computer software and related materials;

(vii) other facts and financial and other business information concerning such Persons or relating to their business, operations, financial condition, results of operations and prospects; and

(viii) all other information the Corporation or its Subsidiaries try to keep confidential and that has commercial value or is of such a nature that its unauthorized disclosure would be detrimental to the Corporation’s or any of its Subsidiaries’ interests.

(b) Notwithstanding the foregoing, “Confidential Information” will not include information that is approved for public release by the Corporation or its subsidiaries or information that Executive can demonstrate (i) is already in or has subsequently entered the public domain, other than as a result of any breach of this Agreement by Executive; (ii) was in the possession of or known to Executive prior to Executive’s employment or other service with the Corporation and is not subject to confidentiality restrictions; (iii) was obtained from a third party not in violation of any agreement with, or duty of confidentiality to, the Corporation; or (iv) was independently developed by Executive without use of or reference to the Corporation’s Confidential Information.

(c) During the Employment Period and thereafter, Executive will not at any time, except as directed by the Corporation, use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Corporation, Executive will not disclose such Confidential Information, directly or indirectly, to any other Person or use, lecture upon or publish any of the Confidential Information.

(d) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that Executive has prepared, developed or received, or will prepare, develop or receive in the course of his association with the Corporation or its Subsidiaries and that relate to or are useful in any manner to the Business or any other business now or hereafter conducted by the Corporation or its Subsidiaries, are and will remain the sole and exclusive property of such Persons. Except as may be required in the performance of Executive’s duties under this Agreement, Executive will not remove from such Person’s premises any such physical property, the original, “soft copy” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials and information in his possession or under his custody or control will, on the Termination Date, be immediately turned over to the Corporation or its Subsidiaries.

(e) Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive acknowledges and understands that he does not need the prior authorization of the Corporation to make any such reports or disclosures and is not required to notify the Corporation that he has made or will make such reports or disclosures.

(f) Further, notwithstanding the foregoing, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(g) Further, Executive may disclose Confidential Information (i) to the extent required by a court of law, by any governmental agency having supervisory authority over the business of the Corporation or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information (provided, however, that the Corporation is given reasonable prior notice of such proposed disclosure and a reasonable period of time to secure a protective order or take other action to protect such Confidential Information (at the Corporation’s expense)); or (ii) to Executive’s spouse, attorney and/or his personal tax and financial advisors as necessary or appropriate to advance Executive’s tax, financial and other personal planning (each, an “Exempt Person”), provided, however, that (A) each such Exempt Person is notified of the confidential nature of the Confidential Information, (B) such disclosure to an Exempt Person does not violate applicable laws, rules or regulations and (C) any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 3.2 by Executive.

3.3 Covenant Not to Compete. Executive agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly, or indirectly, on behalf of himself or any other person or entity, (a) work, whether on a full-time, part-time, consulting, or contractor basis, as a chief executive officer or in another capacity similar to his management position with the Corporation for, (b) provide Business Services consulting to, (c) operate or manage, or (d) have an ownership interest in, any entity (including a sole proprietorship) in the Non-Compete Territory (as hereinafter defined) that provides Business Services that are competitive with those provided by the Corporation or its Subsidiaries. Although Executive acknowledges the market area of the Corporation and its Subsidiaries extends throughout much of the southern United States and he shall regularly be exposed to customers, Loan Sources, and related Confidential Information throughout that market area, the restriction in this Section 3.3 shall apply only to the area that is within a twenty-five (25)-mile radius of any branch or other office of the Corporation or its Subsidiaries (“Non-Compete Territory”). Moreover, the restriction in this Section 3.3 shall not prevent Executive from owning, for personal investment purposes, up to one percent (1%) of the stock of any entity whose securities are listed on a national or regional securities exchange or have been registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended.

3.4 Covenant Not to Solicit Competitive Business Services Through or From Loan Sources.

(a) Executive agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly or indirectly, on behalf of himself or any other person or entity, solicit the provision of Business Services that are competitive with those provided by the Corporation or its Subsidiaries, through any Loan Source. “Loan Source,” as used in this Agreement, shall mean any automobile dealership, online credit application network, retailer or other Business Services source that the Corporation or its Subsidiaries uses at any time during the last year of Executive’s employment with the Corporation and that Executive has contact with or learns Confidential Information about through his employment with the Corporation.

(b) Executive agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly or indirectly, on behalf of himself or any other person or entity, solicit any Loan Source for the purpose of providing Business Services that are competitive with those provided by the Corporation or its Subsidiaries.

3.5 Covenant Not to Hire or Solicit Employees. Executive agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly or indirectly, on behalf of himself or any other person or entity, hire any Corporation Employee for, or solicit any Corporation Employee for the purpose of offering employment with, any entity or person (including himself) that provides installment, automobile purchase or retail purchase loans to consumers that are competitive with those provided by the Corporation or its Subsidiaries. “Corporation Employee,” as used in this Agreement, shall mean any employee who is employed with the Corporation or any of its Subsidiaries at any time during the last six (6) months of Executive’s employment with the Corporation that Executive has contact with or learns Confidential Information about through his employment with the Corporation.

3.6 Reasonableness of Restrictions.

(a) Executive has carefully read and considered the provisions of Sections 3.2, 3.3, 3.4 and 3.5 and, having done so, agrees that the restrictions, set forth in these Sections, including, but not limited to, the time period of restriction and the geographical area restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Corporation.

(b) In the event that, notwithstanding the foregoing, either Section 3.2, or 3.3, or 3.4 or 3.5 above shall be held to be invalid or unenforceable, the remaining paragraph(s) thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable paragraph(s) had not been included therein.

(c) In the event that any provision of Sections 3.2, or 3.3, or 3.4 or 3.5 above shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision(s) had not been included therein.

(d) In the event that any provision of Sections 3.2 or 3.3 or 3.4 or 3.5 relating to the time period of restriction, the geographic area restriction and/or related aspects is found by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then it is the express desire and intent of both the Corporation and Executive that such provision not be rendered invalid thereby, but rather that the duration, geographic area, scope, or nature of the restriction be deemed reduced or modified to the extent necessary to render such provision reasonable, valid and enforceable. The time period restriction, geographic area restriction and/or related aspects deemed reasonable and enforceable by the court shall then become, and thereafter be, the maximum restriction in such regard, and the provision, as reformed, shall remain valid and enforceable. The Corporation and Executive acknowledge that this Section 3.6(d) is contractual in nature and expressly grant a court of competent jurisdiction the authority to effectuate this contractual provision.

3.7 Non-Disparagement. During the term of Executive’s employment, and thereafter, Executive shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Corporation, its Subsidiaries, or its or their officers, directors, employees, stockholders, representatives or agents. The Corporation shall, except to the extent otherwise required by applicable laws, rules or regulations or as appropriate in the exercise of the Board’s fiduciary duties (as determined by the Board with advice of counsel), exercise reasonable efforts to cause the following individuals to refrain from making any disparaging statements, orally or in writing, regarding Executive from and after the termination of the Employment Period: the Corporation’s executive officers and the members of the Board.

3.8 Use of Name. Executive will not have the rights to and may not use the name “Regional Management Corp.” or any other name used by the Corporation or its Subsidiaries or any derivative or abbreviation thereof in any manner, including but not limited to in any activity prohibited under Sections 3.3, 3.4 or 3.5, or in any manner that could reasonably be expected to be adverse to the interests of the Corporation or its Subsidiaries. This covenant shall survive indefinitely without limitation to time.

3.9 Breach of Restrictive Covenants. Executive acknowledges that this Agreement is designed and intended only to protect the legitimate business interests of the Corporation and that the restrictions imposed by this Agreement are necessary, fair and reasonably designed to protect those interests. Executive further acknowledges that the Corporation has given him access to certain Confidential Information, and that the use of such Confidential Information by him on behalf of some other entity (including himself) would cause irreparable harm to the Corporation. Executive also acknowledges that the Corporation has invested considerable time and resources in developing its relationships with its Loan Sources and customers and in training Corporation Employees, the loss of which similarly would cause irreparable harm to the Corporation.

Without limitation, Executive agrees that if he should breach or threaten to breach any of the restrictive covenants contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.7 of this Agreement, the Corporation may, in addition to seeking other available remedies (including but in no way limited to the Corporation’s rights under Sections 2.7(a) and (e)), apply, consistent with Section 4.7 below, for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by Executive.

If, for any reason, any of the restrictive covenants or related provisions contained in Sections 3.2, 3.3, 3.4, 3.5 or 3.7 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent Section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by applicable law. Executive further agrees that any claimed Corporation breach of this Agreement shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Executive obligation herein.

3.10 Executive Representations. Executive represents that the restrictions on his business provided in this Agreement are fair and protect the legitimate business interests of the Corporation. Executive represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him, he shall still be able to earn a good and reasonable living from those activities, areas and opportunities not restricted by this Agreement. In addition, Executive represents he has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Corporation or its counsel for any related legal, tax or other advice.

3.11 No Prior Obligations. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. Executive represents he is not subject to any contractual or other obligation that precludes him from entering into this Agreement or would in any way restrict his work activities as required under this Agreement. Executive represents further he does not possess any prior employer or other third-party proprietary information and shall not use or disclose any such information in his work for the Corporation. In the event that said representations should be untrue to any material extent and a related action should be initiated against the Corporation, Executive agrees to promptly indemnify the Corporation for any resulting liability and costs, including attorneys’ fees, as they are incurred in full.

3.12 Survival. The provisions contained in this Article III and in Section 4.4 and Section 4.7 will survive termination of this Agreement regardless of whether such termination is initiated by the Corporation or Executive. In the event of the termination of his employment with the Corporation and subsequent employment with, or work for, another entity or person, Executive agrees to notify the Corporation of his new employment or work, including the name and address of the new employer or entity or person he intends to work for, before commencing work for the new employer or other entity or person. In addition, Executive authorizes the Corporation to provide notice of his obligations under this Agreement, including a copy of this Agreement, to his new employer or other entity or person for whom he intends to work or provide services.

IV. MISCELLANEOUS

4.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

(a)	If to the Corporation, to:

Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

P.O. Box 776

Mauldin, SC 29662

Facsimile No.: (864) 422-8035

Attention: Brian J. Fisher, Vice President and General Counsel

With a copy to:

Womble Carlyle Sandridge & Rice, LLP

One Wells Fargo Center

301 South College Street, Suite 3500

Charlotte, NC 28202-6037

Facsimile No.: (704) 338-7823

Attention: Jane Jeffries Jones

(b)	If to Executive, to:

Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

P.O. Box 776

Mauldin, SC 29662

Facsimile No.: (864) 422-8035

Attention: Peter R. Knitzer

With a copy to:

Stewart Reifler, Esq.

Vedder Price P.C.

1633 Broadway, 47th Floor

New York, NY 10019

Facsimile No.: (212) 407-7799

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

4.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

4.3 Expenses. Unless expressly set forth to the contrary elsewhere in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement. Notwithstanding the foregoing, the Corporation shall pay the reasonable fees and expenses of Executive’s attorney not to exceed $10,000 in connection with the negotiation of this Agreement.

4.4 Indemnification. The Corporation will provide indemnification no less favorable than that set forth in the Corporation’s amended and restated bylaws as in effect on the Effective Date. The Corporation agrees to use its best efforts to maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Corporation provides such coverage for its other executive officers and such policy is available on commercially reasonable terms.

4.5 Successors and Assigns. The provisions, obligations and rights of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Corporation.

4.6 No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

4.7 Choice of Law; Forum Selection; Jury Waiver. This Agreement, including its interpretation, performance, breach, or any statutory or other claim relating to Executive’s employment with the Corporation, the termination thereof, or his work for the Corporation, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving any force or effect to the provisions of any conflict of law rule thereof. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any statutory or other claim relating to Executive’s employment with the Corporation, the termination thereof, or his work for the Corporation, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville division.

4.8 Controlling Document. Except with respect to the Stock Plan or the Annual Incentive Plan, if any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Corporation and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail. The provisions of the Stock Plan and the Annual Incentive Plan shall control over this Agreement.

4.9 No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Corporation under any other laws.

4.10 Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4.11 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

4.12 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

4.13 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to sections are to sections of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa, and (iv) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

4.14 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, including but not limited to any term sheet or other similar summary of proposed terms, between the parties with respect to the subject matter of this Agreement.

4.15 Full Understanding. Executive represents and agrees that Executive fully understands Executive’s right to discuss all aspects of this Agreement with Executive’s private attorney, and that to the extent, if any, that Executive desired, Executive utilized this right. Executive further represents and agrees that: (i) Executive has carefully read and fully understands all of the provisions of this Agreement; (ii) Executive is competent to execute this Agreement; (iii) Executive’s agreement to execute this Agreement has not been obtained by any duress, and Executive freely and voluntarily enters into it; (iv) Executive is not subject to any covenants, agreements or restrictions arising out of Executive’s prior employment (other than with the Corporation) that would be breached or violated by Executive’s execution of this Agreement or performance of duties hereunder; and (v) Executive has read this document in its entirety and fully understands the meaning, intent and consequences of this document. Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Corporation and that none of the Corporation’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.

4.16 Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Corporation that such benefits shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Code Section 409A. In the event that the Corporation (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and Executive is determined to be a “specified employee” (as defined under Code Section 409A), any payment of deferred compensation subject to Code Section 409A to be made to Executive upon a separation from service may not be made before the date that is six months after Executive’s separation from service (or death, if earlier). To the extent that

Executive becomes subject to the six-month delay rule, all payments of deferred compensation subject to Code Section 409A that would have been made to Executive during the six months following his separation from service, if any, will be accumulated and paid to Executive during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Board, the Compensation Committee nor its or their designees or agents shall be liable to Executive or other person for actions, decisions or determinations made in good faith.

4.17 Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to entering into this Agreement, Executive agrees that he shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Corporation, each as in effect from time to time and to the extent applicable to Executive from time to time. In addition, Executive shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to Executive under applicable law.

4.18 Waiver and Release. Executive acknowledges and agrees that the Corporation may at any time require, as a condition to receipt of benefits payable under this Agreement, including but not limited to the payment of termination benefits pursuant to Sections 2.7(a), 2.7(d), 2.7(e) and 2.7(f) herein, that Executive (or a representative of his Estate) execute a waiver and release discharging the Corporation and its Subsidiaries, and their respective Affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to Executive’s employment, or the ending of Executive’s employment with the Corporation or the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments. The waiver and release shall be in a form substantially similar to the form of release attached to this Agreement as Exhibit A and shall be executed prior to the expiration of the time period provided for payment of such benefits (including those provided under Section 2.7 herein).

4.19 Tax Matters. The Corporation has made no warranties or representations to Executive with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. Executive acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that Executive should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. Executive also acknowledges that the Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for Executive.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REGIONAL MANAGEMENT CORP.

By:	/s/ Steven J. Freiberg
Name:	Steven J. Freiberg
Title:	Chair of the Compensation Committee of the Board of Directors

EXECUTIVE

/s/ Peter R. Knitzer
Peter R. Knitzer

(Signature Page to Employment Agreement)

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made and entered into by and between Regional Management Corp. (the “Corporation”) and Peter R. Knitzer (the “Executive”).

BACKGROUND

A. The Corporation and Executive are parties to an Employment Agreement dated as of June 14, 2016 (the “Employment Agreement”) that, among its terms, provides that the Corporation will pay Executive certain individually tailored severance benefits (the “Severance”) under certain circumstances in connection with the termination of Executive’s employment thereunder.

B. Under the Employment Agreement, the Corporation is not obligated to pay the Severance unless Executive has signed a release of claims in favor of the Corporation. The parties intend this Agreement to be that release of claims.

NOW, THEREFORE, based on the foregoing and the terms and conditions below, the Corporation and Executive, desiring to amicably resolve any and all existing and potential disputes between them as of the date each executes this Agreement, and in consideration of the obligations and undertakings set forth below and intending to be legally bound, agree as follows.

1. Corporation’s Obligations. In return for “Executive’s Obligations” (as defined in Section 2 below), and provided that Executive signs this Agreement and does not exercise Executive’s rights to revoke or rescind Executive’s waivers of certain discrimination claims (as described in Section 5 below), the Corporation will pay to Executive the Severance.

2. Executive’s Obligations. In return for the Corporation’s Obligations in Section 1 above, Executive knowingly and voluntarily agrees to the following:

(a) Executive hereby fully, finally and forever releases, waives, and discharges, to the maximum extent that the law permits, any and all legal, equitable and administrative claims, actions, causes of action, suits, debts, accounts, judgments and demands (collectively, “Claims”) against the Corporation or any of its direct or indirect subsidiaries or affiliates that Executive has through the date on which Executive signs this Agreement. This full and final release, waiver, and discharge extends to all and each of every legal, equitable and administrative Claim(s) of any kind or nature whatsoever including, without limitation, the following:

(i) All Claims that Executive has now, whether Executive now knows about or suspects such claims;

(ii) All Claims for attorney’s fees;

(iii) All rights and Claims of age discrimination and retaliation under the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(iv) All rights and Claims of any other forms of discrimination and retaliation of any kind or nature whatsoever under federal, state, or local law, including but not limited to Claims of discrimination and retaliation under Title VII of the Civil Rights Act of 1964, and the Americans With Disabilities Act (“ADA”);

(v) All Claims, whether in contract or tort, arising out of Executive’s employment and Executive’s separation from employment with the Corporation, including but not limited to any alleged breach of contract, breach of implied contract, wrongful or illegal termination, defamation, invasion of privacy, fraud, promissory estoppel, and infliction of emotional distress;

(vi) All Claims for any other compensation, including but not limited to front pay, back pay, bonus, fringe benefits, vacation pay, other paid time off, severance pay, other severance benefits, incentive opportunity pay, other grants of incentive compensation, grants of stock, and stock options;

(vii) All Claims under the Employee Retirement Security Act of 1974, as amended (“ERISA”);

(viii) All Claims for any other alleged unlawful employment practices arising out of or relating to Executive’s employment or separation from employment with the Corporation;

(ix) All Claims for emotional distress, pain and suffering, compensatory damages, punitive damages and liquidated damages; and

(x) All Claims for reinstatement or re-employment.

(b) Executive will not commence any civil actions against the Corporation except as necessary to enforce his obligations under this Agreement and the Employment Agreement. The Severance that Executive is receiving in the Employment Agreement has a value that is greater than anything to which Executive is entitled. Other than what Executive is receiving in the Employment Agreement, the Corporation owes Executive nothing else in return for Executive’s Obligations.

(c) Executive relinquishes any right to future employment with the Corporation and the Corporation shall have the right to refuse to re-employ Executive without liability.

(d) Executive agrees to continue to adhere to the terms and conditions set forth in Article III (Covenants) of the Employment Agreement. Executive agrees that such terms and conditions are reasonable and necessary to protect the legitimate interests of the Corporation and that any violation of Article III of the Employment Agreement by Executive may cause substantial and irreparable harm to the Corporation. Executive agrees that the Corporation may seek any remedies set forth in Article III of the Employment Agreement should executive violate Article III of the Employment Agreement. The Corporation and Executive specifically agree that Article III of the Employment Agreement is incorporated hereto by reference and integrated herein.

3. Certain Definitions. For purposes of Section 2, “Executive” means Peter R. Knitzer and any person or entity that has or obtains any legal rights or claims through Peter R. Knitzer. Further, the “Corporation” means Regional Management Corp. and any parent, subsidiary, and affiliated organization or entity in the present or past related to Regional Management Corp., and any past and present officers, directors, members, governors, attorneys, employees, agents, insurers, successors, and assigns of, and any person who acted on behalf of or instruction of Regional Management Corp.

4. Other Provisions.

(a) The Corporation has paid or will pay Executive in full for all reimbursable business expenses, earned annualized salary, earned unpaid bonus pay, and any other earnings through the last day of Executive’s employment.

(b) This Agreement does not prohibit Executive from filing an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal or state regulatory or law enforcement agency. However, Executive agrees not to seek or accept any money damages or other relief should any such charge be filed.

(c) Nothing in this Agreement affects Executive’s rights in any qualified retirement or welfare benefit plan or program in which Executive was a participant while employed by the Corporation. The terms of such plans and programs control Executive’s rights with respect thereto.

(d) The Corporation will indemnify Executive as permitted by and pursuant to any agreement or policy that the Corporation has adopted relating to indemnification of directors, officers, and employees; and as permitted by and pursuant to any provision of the Corporation’s certificate or by-laws relating to such indemnification.

(e) Executive will continue to be covered as permitted by and pursuant to any policy of directors and/or officers liability insurance policy on the terms and conditions of the applicable policy documents.

5. Executive’s Rights to Counsel, Consider, Revoke and Rescind.

(a) The Corporation hereby advises Executive to consult with an attorney prior to signing this Agreement.

(b) Executive further understands that Executive has 21 days to consider Executive’s release of rights and claims of age discrimination under the ADEA and OWBPA, beginning the date on which Executive receives this Agreement. Executive agrees that he was provided this Agreement on              , 20     for consideration. If Executive signs this Agreement, Executive understands that Executive is entitled to revoke Executive’s release of any rights or claims under the ADEA and OWBPA within seven days after Executive has executed it, and Executive’s release of any rights or claims under the ADEA and OWBPA will not become effective or enforceable until the seven-day period has expired. To revoke such release, Executive must put the rescission in writing and deliver it to the Corporation by hand or mail within the seven day period. If Executive delivers the rescission by mail it must be: (i) Postmarked within seven calendar days after the date on which Executive signs this Agreement; (ii) addressed to the Corporation, c/o General Counsel, 509 West Butler Road Greenville, SC 29607; and (iii) sent by certified mail return receipt requested.

If Executive revokes or rescinds Executive’s waivers of discrimination claims as provided above, Executive shall not be entitled to receive the Severance.

6. Non-Admission. The Corporation and Executive enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied. Neither this Agreement, nor anything contained in it, will be construed as an admission by either of them of any liability, wrongdoing or unlawful conduct whatsoever. If this Agreement is not executed, no term of this Agreement will be deemed an admission by either party of any right that he/it may have with or against the other.

7. No Oral Modification or Waiver. This Agreement may not be changed orally. No breach of any provision hereof can be waived by either party unless in writing. Waiver of any one breach by a party will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8. Governing Law. This Agreement will be governed by the substantive laws of the State of Delaware without regard to conflicts of law principles.

9. Forum Selection-Jurisdiction and Venue. Executive and the Corporation knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville division.

10. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

11. Blue Pencil Doctrine. In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions will not be affected. To the extent any provision of this Agreement is judicially determined to be unenforceable, a court of competent jurisdiction may reform any such provision to make it enforceable. The provisions of this Agreement will, where possible, be interpreted so as to sustain its legality and enforceability.

12. Agreement Freely Entered Into. Executive and the Corporation have voluntarily and free from coercion entered into this Agreement. Each has read this Agreement carefully and understands all of its terms, and has had the opportunity to discuss this Agreement with his/its own attorney prior to its execution. In agreeing to sign this Agreement, neither party has relied on any statements or explanations made by the other party, their respective agents or attorneys except as set forth in this Agreement. Both parties agree to abide by this Agreement.

Dated:

By:
Peter R. Knitzer

Dated:

Regional Management Corp.

By:

Its: